Barclays Bank PLC Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement No. 333-265158

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the S&P 500® Index and the Technology Select Sector SPDR® Fund due February 24, 2028

Term Sheet dated February 5, 2025 to Preliminary Pricing Supplement dated February 4, 2025 (the “PPS”)

Summary of Terms

Issuer	Barclays Bank PLC
Market Measures	Russell 2000® Index (the “RTY Index”), S&P 500® Index (the “SPX Index”) and Technology Select Sector SPDR® Fund (the “XLK Fund”) (each, a “Market Measure”)
Pricing Date	February 18, 2025
Issue Date	February 21, 2025
Final Calculation Day	February 18, 2028
Stated Maturity Date	February 24, 2028
Principal Amount	$1,000 per security
Contingent Coupon Payments	On each contingent coupon payment date, you will receive a contingent coupon payment at a per annum rate equal to the contingent coupon rate if the closing value of the lowest performing Market Measure on the related calculation day is greater than or equal to its coupon threshold value. Each “contingent coupon payment,” if any, will be calculated per security as follows: ($1,000 × contingent coupon rate)/4.
Contingent Coupon Payment Dates	Quarterly, on the third business day following each calculation day; provided that the contingent coupon payment date with respect to the final calculation day will be the stated maturity date
Contingent Coupon Rate	At least 9.00% per annum, to be determined on the pricing date
Automatic Call	If the closing value of the lowest performing Market Measure on any of the calculation days scheduled to occur from August 2025 to November 2027, inclusive, is greater than or equal to its starting value, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the principal amount plus the contingent coupon payment otherwise due. The securities will not be subject to automatic call until the second calculation day, which is approximately six months after the issue date.
Calculation Days	Quarterly, on the 18th day of each February, May, August and November, commencing May 2025 and ending February 2028, provided that the February 2028 calculation day will be the final calculation day
Call Settlement Date	The contingent coupon payment date immediately following the applicable calculation day
Maturity Payment Amount (per security)

The maturity payment amount will equal:

• if the ending value of the lowest performing Market Measure on the final calculation day is greater than or equal to its downside threshold value: $1,000; or

• if the ending value of the lowest performing Market Measure on the final calculation day is less than its downside threshold value:

$1,000 × performance factor of the lowest performing Market Measure on the final calculation day

Lowest Performing Market Measure	For any calculation day, the Market Measure with the lowest performance factor on that calculation day
Performance Factor	With respect to a Market Measure on any calculation day, its closing value on such calculation day divided by its starting value
Starting Value	For each Market Measure, its closing value on the pricing date
Ending Value	For each Market Measure, its closing value on the final calculation day
Coupon Threshold Value	For each Market Measure, 70% of its starting value
Downside Threshold Value	For each Market Measure, 65% of its starting value

Summary of Terms (continued)

Calculation Agent	Barclays Bank PLC
Denominations	$1,000 and any integral multiple of $1,000
CUSIP/ISIN	06746AVQ3 / US06746AVQ39
Agent Discount	Up to 2.325%; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of 1.75% and WFA may receive a distribution expense fee of 0.075%. Selected dealers may receive a fee of up to 0.30% for marketing and other services.

Hypothetical Payout Profile (maturity payment amount)

If the securities are not automatically called prior to stated maturity and the ending value of the lowest performing Market Measure on the final calculation day is less than its downside threshold value, you will lose more than 35%, and possibly all, of the principal amount of your securities at stated maturity.

Any return on the securities will be limited to the sum of your contingent coupon payments, if any, even if the closing value of the lowest performing Market Measure on the final calculation day significantly exceeds its starting value. You will not participate in any appreciation of any Market Measure.

Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” in the PPS.

The issuer’s estimated value of the securities on the pricing date, based on its internal pricing models, is expected to be between $931.80 and $961.80 per security. The estimated value is expected to be less than the original offering price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” in the PPS.

Investors should carefully review the accompanying PPS, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

PPS: http://www.sec.gov/Archives/edgar/data/312070/000095010325001639/
dp224535_424b2-6875wfpps.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying PPS and “Risk Factors” in the accompanying product supplement and prospectus supplement.

This term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

The securities constitute our unsecured and unsubordinated obligations. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in any of the Market Measures or any of the securities composing or held by the Market Measures or composing the underlying index (as defined in the accompanying PPS). You should carefully review the risk disclosures set forth under the “Risk Factors” sections of the prospectus supplement and product supplement and the “Selected Risk Considerations” section in the accompanying PPS. The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying PPS.

•	If The Securities Are Not Automatically Called Prior To Stated Maturity, You May Lose Some Or All Of The Principal Amount Of Your Securities At Stated Maturity.
•	The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive No Contingent Coupon Payments On One Or More Contingent Coupon Payment Dates, Or Even Throughout The Entire Term Of The Securities.
•	The Securities Are Subject To The Full Risks Of Each Market Measure And Will Be Negatively Affected If Any Market Measure Performs Poorly, Even If The Other Market Measures Perform Favorably.
•	You May Be Fully Exposed To The Decline In The Lowest Performing Market Measure On The Final Calculation Day From Its Starting Value, But Will Not Participate In Any Positive Performance Of Any Market Measure.
•	Your Return On The Securities Will Depend Solely On The Performance Of The Market Measure That Is The Lowest Performing Market Measure On Each Calculation Day, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Market Measures.
•	Higher Contingent Coupon Rates Are Associated With Greater Risk.
•	You Will Be Subject To Reinvestment Risk.
•	You Will Be Subject To Risks Resulting From The Relationship Between The Market Measures.
•	Any Payment On The Securities Will Be Determined Based On The Closing Values Of The Market Measures On The Dates Specified.
•	Owning The Securities Is Not The Same As Owning The Fund Or The Securities Composing Or Held By Any Or All Of The Market Measures.
•	No Assurance That The Investment View Implicit In The Securities Will Be Successful.
•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Uncertain.
•	The Securities Are Subject To The Credit Risk Of Barclays Bank PLC.
•	You May Lose Some Or All Of Your Investment If Any U.K. Bail-In Power Is Exercised By The Relevant U.K. Resolution Authority.
•	The Equity Securities Held By The Fund Are Concentrated In The Technology Industry.
•	The Securities Are Subject To Small-Capitalization Companies Risk With Respect To The RTY Index.
•	Certain Features Of The Fund Will Impact The Value Of The Securities.
•	Adjustments To The Fund Or The Underlying Index Could Adversely Affect The Value Of The Securities And The Amount You Will Receive At Maturity.

•	Anti-dilution Protection Is Limited, And The Calculation Agent Has Discretion To Make Anti-dilution Adjustments With Respect To The Fund.
•	Each Index Reflects The Price Return Of The Securities Composing That Index, Not The Total Return.
•	We Cannot Control Actions Of Any Of The Unaffiliated Companies Whose Securities Are Included In The Fund, The Underlying Index Or As Components Of The Market Measures.
•	We And Our Affiliates Have No Affiliation With Any Index Sponsor, The Fund Sponsor Or The Underlying Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.
•	Adjustments To The Indices Could Adversely Affect The Value Of The Securities And The Amount You Will Receive At Maturity.
•	The Historical Performance Of The Market Measures Is Not An Indication Of Their Future Performance.
•	Potentially Inconsistent Research, Opinions Or Recommendations By Barclays Capital Inc., Wells Fargo Securities, LLC Or Their Respective Affiliates.
•	We, Our Affiliates And Any Other Agent And/Or Participating Dealer May Engage In Various Activities Or Make Determinations That Could Materially Affect Your Securities In Various Ways And Create Conflicts Of Interest.
•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.
•	The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Estimated Value Of Your Securities Is Expected To Be Lower Than The Original Offering Price Of Your Securities.
•	The Estimated Value Of Your Securities Might Be Lower If Such Estimated Value Were Based On The Levels At Which Our Debt Securities Trade In The Secondary Market.
•	The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.
•	The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Lower Than The Original Offering Price Of Your Securities And May Be Lower Than The Estimated Value Of Your Securities.
•	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market And The Value We May Initially Use For Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative Of Future Prices Of Your Securities.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus dated May 23, 2022, the prospectus supplement dated June 27, 2022, the product supplement no. WF-1 dated October 17, 2022, the underlying supplement dated June 27, 2022, the PPS and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

As used in this term sheet, “we,” “us” and “our” refer to Barclays Bank PLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.